EXHIBIT 99



                  ANTITRUST ACTION FILED AGAINST BRUNSWICK



                                                     For Immediate Release

         LAKE FOREST, Ill., Oct. 27, 1998 - Brunswick Corporation (NYSE:
BC) announced today that a suit was filed on October 23, 1998, in Federal Court in Minnesota claiming Brunswick violated various provisions of the antitrust laws in connection with its sales of MerCruiser sterndrive and inboard engines. The suit was filed by two boat builders who seek to represent a class of other allegedly similarly situated builders. The complaint also invokes the allegations and damage claims contained in a suit brought in Little Rock, Arkansas, where, as previously reported, a jury awarded a group of twenty-two boatbuilder plaintiffs treble damages totaling $133 million in June. The Little Rock trial court judge recently denied plaintiffs' request for injunctive relief. Thus, the verdict underlying the adverse damage award is now in the process of being readied for appeal. While there can be no assurances, the Company believes the jury verdict will ultimately be reversed.

         Brunswick Corporation is a multinational company serving outdoor and indoor active recreation markets with consumer products that include such leading brands as Zebco and Quantum fishing equipment; American Camper and Remington camping gear; Igloo coolers and ice chests; Mongoose, Roadmaster and Ride Hard bicycles; Brunswick bowling and family entertainment centers, equipment and consumer products; Brunswick billiards tables; Life Fitness, Hammer Strength and ParaBody exercise equipment; Sea Ray, Bayliner and Maxum pleasure boats, Baja high-performance boats, Boston Whaler and Trophy offshore fishing boats; Mercury, Mariner and Force outboard engines and MerCruiser sterndrives and inboard engines.

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